Exhibit 5.1
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Nabors Industries Ltd.
8 Par-La-ville Road
Hamilton, HM08
Bermuda
21 August 2006
Dear Sirs
Nabors Industries Ltd. (the “Company”)
We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company and Nabors Industries, Inc. (“Nabors Delaware”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a joint Registration Statement on Form S-3 (the “Registration Statement”), in relation to: (i) the registration of up to 60,010,775 Common Shares of par value US$0.001 each (the “Shares”) in the share capital of the Company issuable upon exchange of 2,750,000,000, aggregate principal amount of Nabors Delaware’s 0.94% Exchangeable Notes due 2011 (the “Notes”) and (ii) the registration of the guarantee by the Company of the obligations of Nabors Delaware to pay the principal, premium, if any, and interest on the Notes (the “Guarantee”) pursuant to the Indenture dated 23 May 2006 (the “Indenture”) by and among Nabors Delaware (as issuer) the Company (as guarantor) and Wells Fargo Bank, National Association (as trustee) (the “Trustee”). Pursuant to the Indenture, the Notes are exchangeable for common shares of the Company (the “Underlying Securities”)
The Indenture, the Notes, the Purchase Agreement and the Registration Rights Agreement are hereinafter collectively referred to as the “Subject Agreements”);

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion.
Assumptions
In stating our opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;
(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;
(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);
(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;
(f)	that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;
(g)	that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

(h)	that the Subject Agreements will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of New York by which they are expressed to be governed;
(i)	that the Subject Agreements are in the proper legal form to be admissible in evidence and enforced in the courts of New York and in accordance with the laws of New York;
(j)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the or the Registration Statement Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;
(k)	that none of the parties to the Subject Agreements maintains a place of business (as defined in section 4(6) of the Investment Business Act 2003), in Bermuda;
(l)	that the Company is not carrying on deposit-taking business in or from within Bermuda under the provisions of the Banks and Deposit Companies Act 1999 as amended from time to time;
(m)	that the results of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;
(n)	that the results of the Litigation Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(o)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;
(p)	that none of the parties to the Subject Agreements have express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board of Directors of the Company passed the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;
(q)	that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company;
(r)	that as a consequence of the Subject Agreements, the Company will receive money or monies worth at least equal to the value of the Shares being issued and no such Shares will be issued for less than the par value thereof.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:
(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)	The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Subject Agreements to which it is a party and to take all action as may be necessary to complete the transactions contemplated thereby.
(3)	The Subject Agreements have been duly executed by the Company and each constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.
(4)	All necessary action required to be taken by the Company pursuant to Bermuda law has been taken by or on behalf of the Company and subject to paragraph (8) all the necessary authorisations and approvals of Governmental authorities in Bermuda have been duly obtained for the issue by the Company of Underlying Securities and the granting of the Guarantee and the execution of the Subject Agreements.
(5)	The Underlying Securities issuable upon exchange of the Notes have been duly authorised and when duly issued upon exchange of the Notes pursuant to and in accordance with the terms of the Subject Agreements will be validly issued, full paid, non-assessable shares of the Company and the Guarantee will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
(6)	Subject as otherwise provided in this opinion, and except as provided in this paragraph, no consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of Bermuda is required to be obtained by the Company in connection with the execution, delivery or performance by the Company of the Subject Agreements or to ensure the legality, validity, admissibility into evidence or enforceability as to the Company, of the Subject Agreements, except that the permission of the Bermuda Monetary Authority is required and a letter of permission has been issued for the issue of the Underlying Shares;
(7)	The issue by the Company of the Underlying Securities and the granting by the Company of Guarantee do not and will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda or (ii) the Constitutional Documents.
(8) Based solely upon the Company Search and the Litigation Search:
(i)	no litigation, administrative or other proceeding of or before any governmental authority of Bermuda is pending against or affecting the Company; and

(ii)	no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given. No petition to wind up the Company or application to reorganise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.
(9)	The Company has received an assurance from the Ministry of Finance granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company. There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the execution, delivery, performance or enforcement of the Subject Agreements or the transactions contemplated thereby, or in connection with the admissibility in evidence thereof and the Company is not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.
Reservations
We have the following reservations:

(a)	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.
(b)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Subject Agreements. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.
(c)	Enforcement of the obligations of the Company under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.
(d)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.
(e)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.
(f)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.
(g)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(h)	A receiver or manager of the Company appointed pursuant to the Subject Agreements is required to give notice to the Registrar of Companies in Bermuda within seven days of the date of the order or appointment in accordance with Section 60 of the Act and in the form provided for by the Companies Forms Rules 1982. On payment of the appropriate fee, the Registrar of Companies shall enter the fact of this appointment in the Register of Charges maintained pursuant to Part V of the Act. Such a receiver or manager must be duly qualified pursuant to and comply with the provisions of Part XIV of the Act.

The powers granted to a receiver or manager under the Subject Agreements will be ineffective or limited to the extent that they conflict with or purport to give the receiver or manager powers which are by statute reserved exclusively to the Board of Directors or Shareholders of the relevant Bermuda company, such as the power to use the common seal and power to change the registered office. The exercise of such powers will also be subject to the discretion of the courts in Bermuda which is wide and exercisable on general equitable grounds.

Under the Bermuda Immigration and Protection Act 1956, non-Bermudians are not permitted to engage in gainful employment without a work permit. This may affect the ability of any receiver or manager appointed under the Subject Agreements to carry out his duties or exercise his powers in Bermuda but would not prevent him from appointing an agent or joint receiver in Bermuda, where necessary.
(i)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.
(j)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:
(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the

Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.
Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(k)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the date of such search.
(l)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.
(m)	In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies
(n)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.
Disclosure
This opinion is addressed to you solely for your benefit and subject to the following paragraph is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.
We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption

“Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do no thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.
Yours faithfully
/s/ Appleby Spurling Hunter
Appleby Spurling Hunter

THE SCHEDULE
1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 18 August 2006 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 18 August 2006 (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws as at the date hereof for the Company (collectively referred to as the “Constitutional Documents”).

4.	Certified copy of the resolutions passed by the Board of Directors of the Company st s meeting held on 28 April 2006 (the “Resolutions”).

5.	A certified copy of the “Foreign Exchange Letter” dated 11 December 2001 and of its letter of permission dated 2 December 2002, 15 April 2002, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.	A certified copy of the “Tax Assurance” dated 7 January 2002 issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.	A Certificate of Compliance dated 16 August 2006 issued by the Registrar of Companies in respect of the Company.

8.	A certified copy of the Register of Directors and Officers in respect of the Company.

9.	An electronic copy of the Offering Memorandum issued by the Company dated 17 May in connection with the offering of the Additional Notes (the “Offering Memorandum”).

10.	An electronic copy of the Registration Statement to be filed with the United States Securities and Exchange Commission on 21 August 2006.

11.	An electronic copy of the Indenture dated 23 May 2006 by and among the Nabors Delaware (as issuer), the Company (as guarantor) and Wells Fargo Bank, National Association (as trustee) (the “Indenture”)

12.	An electronic copy of the executed Purchase Agreement dated 18 May 2006 by and among the Company, Nabors Delaware, Citigroup Global Markets Inc. and Lehman Brothers Inc. (the “Purchase Agreement”)

13.	An electronic copy of the form of Guarantee attached to the Additional Notes issued by the Company (the “Guarantee”).

14.	An electronic copy of the executed Registration Rights Agreement dated 23 May 2006 by and among the Company, Nabors Delaware, Citigroup Global Markets Inc. and Lehman Brothers Inc. (as initial purchasers) (the “Registration Rights Agreement”)